                                                          Exhibit No. 23.1


                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting parts of the Registration Statements on Form S-3 (Nos. 33-42965, 33-46500, 33-49590, 33-43756 and 33-64642), and any existing amendments thereto,  and Form S-8  (Nos. 33-14714, 33-32447,  33-35862, 33-
40282 and 33-41294) of Energy Service Company, Inc. of our report for Energy Service Company, Inc. dated February 21, 1995 as referenced by Item 14 (a) (1) of this Form 10-K and our report for NGP No. I, L.P. dated February 12, 1993 as referenced by Item 14 (a)(2) of this Form 10-K.



PRICE WATERHOUSE LLP

/S/ PRICE WATERHOUSE LLP

Dallas, Texas
March 13, 1995